[CPS logo]                                                                                                                                                                                                                                                                                                                                                                NEWS RELEASE

 CPS Announces $110 Million Senior Subordinate Asset-Backed Securitization

IRVINE, California, September 28, 2011 (GlobeNewswire) – Consumer Portfolio Services, Inc. (Nasdaq: CPSS) (“CPS” or the “Company”) today announced the closing of its second rated term securitization in 2011. The transaction is CPS's third senior subordinate securitization since 1993.

In the transaction, qualified institutional buyers purchased $109,936,000 of asset-backed notes secured by automobile receivables purchased by CPS primarily in 2011. The sold notes, issued by CPS Auto Receivables Trust 2011-B, consist of four classes. Ratings of the notes were provided by Standard & Poor’s and were based on the structure of the transaction, the historical performance of similar receivables and CPS’s experience as a servicer.

Note Class	Amount	Interest Rate	Average Life	Price	Standard & Poor’s Rating
A	$91.058 million	3.68%	1.67 years	99.98811%	A
B	$8.884 million	5.68%	2.27 years	99.99543%	BBB
C	$5.552 million	7.50%	2.71 years	96.70847%	BB
D	$4.442 million	10.00%	2.35 years	94.16418%	B+

The weighted average effective coupon on the notes is approximately 4.51%.

The 2011-B transaction has initial credit enhancement consisting of a cash deposit equal to 2.00% of the original receivable pool balance and overcollateralization of 1.00%. The final enhancement level requires accelerated payment of principal on the notes to reach overcollateralization of 13.00% of the then-outstanding receivable pool balance.

The transaction was a private offering of securities, not registered under the Securities Act of 1933, or any state securities law. All of such securities having been sold, this announcement of their sale appears as a matter of record only.

About Consumer Portfolio Services, Inc.

Consumer Portfolio Services, Inc. is an independent specialty finance company that provides indirect automobile financing to individuals with past credit problems, low incomes or limited credit histories. We purchase retail installment sales contracts primarily from franchised automobile dealerships secured by late model used vehicles and, to a lesser extent, new vehicles. We fund these contract purchases on a long-term basis primarily through the securitization markets and service the loans over their entire contract terms.

Investor Relations Contact

Robert E. Riedl, Chief Investment Officer
949 753-6800